Exhibit 10-L

Jim Farley
President and Chief Executive Officer

July 21, 2023

Peter Stern

Dear Peter,

On behalf of Ford Motor Company, I am pleased to offer you the position of President, Integrated Services, an at-will, Leadership Level 1 position, Reward Band 1, reporting to me. This position will be based in Dearborn, MI. We believe you have the personal and professional qualifications to make a significant addition to our senior leadership team.

Included within this communication is a summary of the broader range of compensation and benefits related to this offer.1 The main features of our offer are summarized below.

Base Salary: $900,000 per year
This amount is payable monthly, according to the Company's regular payroll practices.

Signing Bonus: $1,000,000
You will receive your signing bonus once your direct deposit has been confirmed with Payroll. Please review the Signing Bonus Agreement (below) as part of your offer acceptance.2

Initial Stock Award: $4,000,000
As approved by the Compensation, Talent & Culture Committee, you will receive an initial stock award with a grant date value of $4,000,000. This award will be granted in the form of time-vested restricted stock units, on or near August 15, 2023 (assuming your effective date of hire is prior to this date). The quantity of restricted stock units will be determined by the Fair Market Value (FMV) of Ford Common Stock using the closing price for Ford Motor Company Common Stock (trading the regular way on the NYSE) on the grant date for this stock award.3 This award will vest over a three-year period – 50% one year from the grant date, another 25% two years from the grant date, and the remaining 25% three years from the grant date.

Annual Performance Bonus Target: $1,013,000
You will be eligible to participate in the Company's Annual Performance Bonus Plan with a pro- rated bonus for service in the current year provided you have commenced your employment with Ford before the end of the current year.2 Final Annual Performance Bonus Plan awards are dependent on Company performance and may be adjusted by the Compensation, Talent & Culture Committee of the Board of Directors based on your individual performance.4 In March of each performance year, employees are notified of their Annual Performance Bonus Plan target. Your Annual Performance Bonus Plan target will be $1,013,000 for the current calendar year.

Provided the Compensation, Talent and Culture Committee of the Board approves an award for the current performance year, it will be paid in March of the following year. More information on this plan can be found here.

Annual Long-Term Incentive Program (Stock Award): $4,000,000
You will be eligible to participate in the Company's annual stock award program beginning in the following calendar year. The present stock award planning value for your position is $4,000,000. Awards vary year to year and are approved by the Compensation, Talent & Culture Committee. These stock awards are usually granted in March of each year in the form of 40% time-vested restricted stock units and 60% performance stock units.3 More information on the Initial Stock Award and Annual Long-Term Incentive Programs can be found here.

Special Stock Awards:
In addition to the Annual Long-Term Incentive program, you will receive the following time-based restricted stock units as outlined below.3 The awards will vest over a three-year period, 33% one year from the grant date, 33% two years from the grant date, and the remaining 34% three years from the grant date.
· $2,500,000 on or near November 15, 2023
· $2,500,000 on or near November 15, 2024
· $3,000,000 on or near November 15, 2025
· $3,500,000 on or near November 15, 2026
· $4,000,000 on or near November 15, 2027

The quantity of restricted stock units for each grant will be determined by the Fair Market Value (FMV) of Ford Common Stock using the closing price for Ford Motor Company Common Stock (trading the regular way on the NYSE) on the applicable grant date for each award. You must continue to be actively employed by the Company on the applicable date of grant to receive each of the above awards.

Performance Objectives:
Ford is committed to a pay for performance philosophy in total compensation. Each year, specific and measurable individual performance objectives will be set and agreed upon. The measure of achievement against those objectives, along with the overall performance of the Company, will determine future individual compensation, in particular both the final payout of the Annual Performance Bonus and the grant amount under the Annual Long Term Incentive Program.

Ford Benefits:
Upon your hire, you will be eligible for other Company benefits, as detailed in the benefits summary found here.1 Please refer to the summary for additional information relating to compensation and benefits.

Retirement/Savings Plans:
Upon hire, you will have the ability to determine and manage your investment elections under the following plans:
•Savings and Stock Investment Plan (SSIP): Company-sponsored 401(k) retirement and savings plan, inclusive of Ford Retirement Plan (FRP).
oThe plan provides Company retirement (FRP) contributions to an SSIP account on your behalf of 3.5% to 5.5% of your eligible base salary, based upon your age. Vesting of the FRP contributions is on the third anniversary of your date of hire.
oIf you choose to contribute your own savings to SSIP, the plan provides Company matching contributions of 90% on the first 5% of your own savings (4.5% maximum match). Vesting of the Company matching contributions is on the third anniversary of your date of hire.
•Benefit Equalization Plan (BEP): The company credits notional contributions to a BEP account on your behalf to make up for Company matching contributions and FRP contributions that would have been made to the SSIP but were not permitted due to legal limitations on the amount of compensation and/or contributions. This is a non-qualified unfunded plan.
•Defined Contribution Supplemental Executive Retirement Plan (DC SERP): An additional benefit provided to certain executives where notional contributions are credited to a DC SERP account on your behalf, based upon your age and leadership level. This is a non- qualified unfunded plan.
•The combination of FRP, BEP and DC SERP contributions total 14% of your salary.

Relocation:
You are eligible for relocation benefits as provided by Company policy for new hires.5 The Company offers a comprehensive relocation program that provides financial assistance, professional services and administrative support to employees who relocate at the request of the Company. A standard set of relocation provisions is offered to help minimize disruptions and to provide efficient and reasonable assistance. Ford has established a partnership with a Relocation Management Company (RMC) to administer the relocation policy and assist eligible employees through the relocation process. You should not initiate any relocation activity or contact real estate Brokers/agents prior to speaking with the RMC otherwise you may forfeit your eligibility for certain relocation benefits. For more information on the relocation policy summary, please click here.

Vehicle Program:
You will be eligible for two free Evaluation vehicles, one of which must be an electric vehicle, for the purpose of obtaining on-road testing and evaluation. Evaluation vehicles are provided at no cost and include maintenance, repairs, insurance, and fuel. You will also be eligible for up to two lease vehicles under the terms of the Management Lease Vehicle Evaluation Program.

Severance Pay:
Your employment with Ford Motor Company will be at-will, meaning that your employment may be terminated at any time, by the Company or by you, for any reason, except as prohibited by law. Notwithstanding the forgoing, in the event that the Company terminates your employment for any reason other than "for cause" at any time during the duration of your employment, the Company will pay you the equivalent of one (1) year annual base salary as a separation payment. In addition, your severance will provide for retention of previously granted time-vested restricted stock units and performance stock units scheduled to vest within the twelve-month severance period following termination. All other unvested time-vested restricted stock units and performance stock units, will be forfeited. Any such separation payment will be made no later than March 15th of the calendar year following the calendar year in which you are involuntarily terminated other than "for cause".

Should you leave Ford Motor Company under these circumstances and receive this separation payment, it is made on the condition that you will sign and deliver an acceptable general claims release. The non-compete agreement will remain in effect.

For the purposes of this offer letter, the term "for cause" shall mean:
a)Any material act of dishonesty or knowing and willful breach of fiduciary duty on your part which is intended to result in your personal enrichment or gain at the expense of Ford or any of its affiliates or subsidiaries; or
b)your commission of any felony, or any misdemeanor or securities law violation, involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation or image of Ford or any of its affiliates or subsidiaries; or
c)any material violation of the published standards of conduct applicable to Officers or executives of Ford or any of its affiliates or subsidiaries that warrants termination; or
d)insubordination or refusal to perform assigned duties or to comply with the lawful directions of your superiors; or
e)any deliberate, willful, or intentional act that causes substantial harm, loss, or injury to Ford or any of its affiliates or subsidiaries.

Notwithstanding any provision herein to the contrary, if you are entitled upon a termination of employment to any change of control related benefits or payments under an employment or other agreement, or a severance plan, you shall not be entitled upon such termination to any duplicative payment or benefits under this letter but instead shall receive only the greater payment or benefit, determined on an item by item basis.

Tax Consequences and Possible Delays in Payment to Avoid Penalties:
You are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford. This includes any tax arising under Section 409A of the Internal Revenue Code of 1986, as amended (Code). In the event Ford determines that you are a "specified employee" under Code Section 409A, any nonqualified deferred compensation benefit payable upon termination of employment while a "specified employee" will be delayed until the first day of the seventh month following such termination. Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits. No one at Ford is authorized to provide this advice to you.

Accepting Offer of Employment:
This offer of at-will employment is subject to the following conditions:
•Producing a valid proof of identification and acceptable evidence that you are authorized to work in the United States
•Determination, to our satisfaction, that information provided by you in your job application and/or resume is valid. This offer is contingent upon successful completion and passing of the background check.
•Completing all other required new hire forms
•Establishment to Ford's reasonable satisfaction that your commencement of employment with Ford will not violate any agreement (such as a non-competition agreement) between you and any prior employer

Signing Bonus Agreement
This Signing Bonus Agreement ("Agreement") is entered into the August 14, 2023, indicated below between Ford Motor Company, a Delaware corporation ("Ford" or "the Company") and the Employee executing this Agreement below ("Employee").

Ford has determined to provide Employee, in accordance with the terms of this Agreement, with a hiring bonus upon Employee's acceptance of at-will employment with the Company, to be delivered to Employee subject to the terms of this Agreement. In exchange for acceptance of this bonus, Employee agrees to comply with the terms and conditions of this Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the undertakings below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.After Employee commences employment with the Company and the direct deposit information has been confirmed, the signing bonus will be processed, and Ford will pay to Employee an amount equal to the Bonus Amount indicated above ("the Signing Bonus").

2.The Signing Bonus is subject to federal, state, and local laws, and Ford will withhold from the Signing Bonus all applicable taxes, withholdings and deductions required by such laws.

In the event that Employee voluntarily leaves the Company within two years of the date of hire or if Employee is discharged "for cause" within the same period; Employee shall, within fourteen (14) days of Employee's last date of employment with the Company, repay the Signing Bonus to the Company. Employee shall repay the Signing Bonus by making a certified or personal check for the full amount of the Signing Bonus payable to Ford Motor Company with name and social security number referenced on the check and mail said check to:

Ford Motor Company Payroll Payroll Department 261201 Lockbox PO Box 67000 Detroit, MI 48267-2612

3.If Ford takes action to enforce its rights under this Agreement through any legal proceeding or other collection action of any type or sort, then Employee agrees to pay, in addition to all other sums then due under this Agreement, all reasonable expenses of collection, including, without limitation, reasonable attorneys' fees and costs, and those incurred in any bankruptcy, reorganization, insolvency or other similar proceeding. By executing this Agreement, Employee provides Ford with full, free, and written consent to make deductions from Employee's wages and any other monies owed by Ford to Employee, to the extent permitted by law, in order to recoup any unpaid portion of the Signing Bonus. In the event of untimely repayment, Employee further agrees to repay to Ford interest on any unpaid balance of the Signing Bonus at a rate of 10% per annum from the date of Employee's separation.

4.This Agreement may be executed in counterparts, and together, both counterparts will constitute one fully executed Agreement. This Agreement will be governed by and interpreted under Michigan law, without regard to conflict of law principles. Employee may not assign any rights under this Agreement to any person without the prior written consent of Ford. Subject to the preceding sentence, this Agreement will be binding on the parties' successors and assigns. No failure or delay by either party in exercising any right under this Agreement will operate as a waiver, nor will exercise of any right preclude such party from exercising any other right under this Agreement. This Agreement may not be amended or modified unless such amendment is in writing and signed by the parties.

5.This Agreement is made with the full and free consent of Employee without intimidation or fear of discharge or any adverse consequence for refusing to execute this Agreement and agree to its terms. Nothing in this Agreement or any documents or instruments delivered in connection with this Agreement modifies in any way the at-will nature of the employment relationship between Ford and Employee. This Agreement sets forth the entire agreement between the parties concerning the subject matter of Employee's Signing Bonus and fully supersedes any prior agreements or understandings with respect to the subject matter of Employee's Signing Bonus. In the event of any conflict between this Agreement and any other document that purports to affect Employee's rights or obligations with respect to the Signing Bonus, this Agreement is controlling.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth below.

I agree to the terms and conditions of this employment agreement. I further acknowledge and understand that my electronic signature shall have the same legal effect as a handwritten signature. By signing and accepting this offer, you are also providing your signature/agreement of the following:
•Signing Bonus Agreement
•Michigan Trade Secrets Non-Compete Assignment of Invention
•Relocation – Global Personal Data Transfer Privacy Notice and Acknowledgement Form

Please review the Global Personal Identifier Data Collection and Use Statement found at this link. We will be sending you a request for your necessary personal information soon after acceptance of this letter. Your offer acceptance and provision to us of the information required to generate a GPID is your consent to this GPID Statement. Upon acceptance we will assign to you (if you don't already have one) a Global Personal Identifier (GPID) which will uniquely identify you and distinguish you from other individuals within Ford in a globally consistent manner. This GPID is used openly to identify individuals at Ford and to help control access to Ford systems, facilities, and services. To generate a GPID, we will require you to provide your day, month, and day of the week of birth. Your name and partial birthdate information will be retained in the GPID system which is located in the United States.

This offer remains in effect until July 28, 2023. We anticipate that your effective date of hire will be August 14, 2023. Michigan law will control all issues arising under this offer.

Peter, we are pleased to offer you this opportunity to join the Ford team and look forward to your favorable response. If you have any questions, please contact June Boda at 1-313-986-3577 or JBODA@FORD.COM.

Sincerely,

Jim Farley
President and Chief Executive Officer

I have read the foregoing offer of at-will employment. I agree with and accept this offer of employment subject to the terms and conditions detailed above.

Signature: /s/Peter Stern         Date: July 22, 2023

1 Items described in this letter and the attachments, are subject to the terms and conditions of the individual plans and programs. To the extent this summary conflicts with the terms and conditions of the individual plan and program documents, the individual plan and program documents will control. The Company reserves the right to amend or terminate its benefit or pension plans at any time in the future. All incentive-based compensation (including, but not limited to, Annual Performance Bonus Plan awards and performance stock unit grants and final awards under the Long-Term Incentive Plan) is subject to any recoupment, "clawback" or similar provision of applicable law, as well as any applicable recoupment or "clawback" policies of the Company that may be in effect from time to time.
2 This payment will be subject to regular tax withholding. If you voluntarily leave Ford Motor Company within the time specified by the Signing Bonus Agreement or if you are discharged 'for cause' within that period, the gross signing bonus, including taxes withheld, must be repaid in full to the Company within two weeks of your departure.
3 Stock award grants are subject to the terms and conditions of the Company's Long Term Incentive Plan (LTIP) and approval by the Compensation, Talent & Culture Committee of the Board of Directors, or its permitted delegates, as provided in the LTIP. Among other provisions, the LTIP requires stock award grants to be canceled if your employment is terminated for any reason within six months of the grant date.
4 The Annual Performance Bonus payments for each performance year are made the following March, subject to the Annual Performance Bonus plan's terms and conditions. Please note this payment will not be made if you are discharged 'for cause' or if you terminate employment prior to the payment being made.
5 If you voluntarily leave Ford Motor Company within one year of your hire date, you must repay the relocation expenses as indicated in the Relocation Repayment Agreement provided with your relocation materials.